Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2014, with respect to the consolidated financial statements of Eldorado HoldCo LLC and subsidiary included in Amendment No. 5 to the Registration Statement (Form S-4/A No. 333-192086) and the related Prospectus of Eclair Holdings Company for the registration of 31,185,060 shares of its common stock.

/s/ Ernst & Young LLP

Las Vegas, Nevada
June 11, 2014